EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

/s/ Andrew Lapham
Andrew Lapham

Northern Private Capital Fund I Limited Partnership

By:	/s/ Andrew Lapham
Name:	Andrew Lapham
Title:	President and CEO

Northern Private Capital Ltd.

By:	/s/ Andrew Lapham
Name:	Andrew Lapham
Title:	President and CEO

CFFI Ventures Inc.

By:	/s/ John Risley
Name:	John Risley
Title:	CEO

/s/ John Risley
John Risley

Northern Private Capital Fund I Non-Resident Limited Partnership

By:	/s/ Andrew Lapham
Name:	Andrew Lapham
Title:	President and CEO